SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 19, 2003

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-15141 (Commission File Number)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of principal executive office)		49464 (Zip Code)

(616) 654-3000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 9.	Regulation FD Disclosure.

        On June 19, 2003, Herman Miller, Inc. issued a press release with respect to the relocation of its Canton, Georgia operations. A copy of the press release is attached as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 19, 2003	HERMAN MILLER, INC.
(Registrant)
	By:	/s/ Elizabeth A. Nickels Elizabeth A. Nickels
	Its:	Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release Dated June 19, 2003.

EXHIBIT 99.1

Release	Immediate
Date	June 19, 2003
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
	Media:	Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Relocates Canton, GA Operations to Michigan

Company Also Updates Guidance for 4th Quarter

Office furniture maker Herman Miller, Inc. (MLHR) today announced its decision to move manufacturing of its Resolve™ and Ethospace™ furniture systems from the company's Canton, Georgia facility into an existing building at its Spring Lake, Michigan campus. This co-location of the company's entire North American systems furniture production in Michigan is the latest step in an ongoing drive to better serve customers. The transfer is expected to be completed by February 2004.

Chief Financial Officer Beth Nickels stated, "This action reflects Herman Miller's strategy to simplify and enhance our operations while also reducing costs. This decision was made after extensive review of our systems furniture manufacturing operations. The analysis made it clear that consolidation into the West Michigan facility would benefit our customers, as well as our cost structure. Through implementation of the Herman Miller Production System ("HMPS") we reduced the space required for our West Michigan operations, permitting us to vacate the building into which the Canton operation will now be moved."

"We will maintain approximately the same manufacturing capacity while gaining immediate proximity to key internal and external suppliers, as well as our other major product manufacturing sites in Michigan. This will significantly reduce transportation time and costs, enable more efficient consolidation and shipment of complete customer orders, and enhance our customer response time. We will also gain further efficiencies through leverage of an existing facility and our Michigan support staff," Nickels added.

The closure of the Canton facility will impact approximately 500 employees in Georgia, while adding an expected 360 to 380 new manufacturing jobs in Michigan. The company will provide comprehensive severance benefits and ask many of the Canton employees to work through the transfer of the production lines and equipment to Michigan.

The company estimates annual cost savings of approximately $10 million before tax, with restructuring charges of approximately $23 million before tax which will be recognized beginning in the 4th quarter just ended. These charges are primarily related to severance costs, equipment moves, fixed asset impairments, and other facility exit costs. The pre-tax cash portion of these costs is estimated at $11 million.

The company's previously announced 4th quarter guidance provided on March 19, 2003 included sales in the range of $305 to $325 million, and earnings per share excluding restructuring charges of $.01 to $.06. The company now expects to report sales of $318 to $322 million. In the 4th quarter, the company anticipates recording certain of the restructuring charges related to the Canton move discussed above, as well as other previously announced restructurings, together totaling approximately $15.5 to $16.5 million pre-tax. This is expected to reduce GAAP earnings per share by approximately $.14. However, the company also experienced an improvement in gross margins in the 4th quarter which is expected to mitigate the impact of the restructuring charges. Thus, the updated GAAP earnings per share guidance is ($.01) to ($.03). The company will release their 4th quarter and full year financial results on June 25, 2003.

Ms. Nickels concluded, "This was a very difficult decision because of the impact on our employees in Canton, and we are committed to assisting them through this transition. This action is not being taken purely for financial reasons. This is a proactive change that will better serve our customers, who are always asking us to do what we do better, faster, and for less. HMPS allows us to continuously improve our quality, reliability, speed, and efficiency."

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecasts," "likely," "plans," "projects," "should," variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller creates great places to work by researching, designing, manufacturing, and distributing innovative interior furnishings that support companies, organizations, and individuals all over the world. The company's award-winning products, complemented by furniture-management and strategic consulting services, generated over $1.46 billion in revenue during fiscal 2002. Herman Miller is widely recognized both for its innovative products and business practices, including the use of industry-leading, customer-focused technology. Again in 2003 Herman Miller was named among "America's Most Admired" companies by Fortune magazine and included in Business Ethics magazine's "100 Best Corporate Citizens." The company trades on the NASDAQ stock market under the symbol MLHR. For additional information about the company visit www.hermanmiller.com.

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